As filed with the Securities and Exchange Commission on July 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SPROTT PHYSICAL COPPER TRUST

(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada	1090	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Royal Bank Plaza,

South Tower

200 Bay Street, Suite 2600

Toronto, Ontario,

Canada M5J 2J1

(416) 943-8099

(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address and telephone number of agent for service in the United States)

Copies to:

Ryan J. Dzierniejko John Zelenbaba Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750, P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	J.R. Laffin Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 (416) 869-5500	Lara Misner Sprott Asset Management LP Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600 Toronto, Ontario, Canada M5J 2J1 (416) 943-8099

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( ) at ( ).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus has been filed under legislation in all provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this short form prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of the issuer at Sprott Asset Management LP, the manager of Sprott Physical Copper Trust, located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1, Telephone: (416) 943-8099, and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 28, 2026

SPROTT PHYSICAL COPPER TRUST

U.S.$500,000,000

Trust Units

Sprott Physical Copper Trust (the “Trust”) may offer from time to time, during the 25-month period that this short form base shelf prospectus (including any amendments hereto) (this “prospectus”) remains effective, up to U.S.$500,000,000 of transferable, redeemable trust units (the “trust units”). Each trust unit represents an equal, fractional, undivided beneficial interest in the net assets of the Trust attributable to the particular class of trust units. To date, the Trust has issued only one class or series of trust units, which is the class of trust units that will be qualified by this prospectus. The Trust is a closed-end mutual fund trust established under the laws of the Province of Ontario and is managed by Sprott Asset Management LP (the “Manager”). See “Sprott Physical Copper Trust — Management of the Trust — The Manager” for further information about the Manager. The Trust was created to invest and hold substantially all of its assets in physical copper metal in either Grade 1 Cathode form or Grade A Cathode form that is fully allocated or stored at a Facility (as defined below) (“Copper”). For the purposes of this prospectus, “Grade 1 Cathode” means physical copper metal cathode that, at the time of purchase by the Trust, satisfies the Chicago Mercantile Exchange (“CME”) standards for classification as a Grade 1 electrolytic copper cathode, and “Grade A Cathode” means a physical copper metal cathode that, at the time of purchase by the Trust, satisfies the London Metals Exchange (“LME”) standards for classification as Grade A copper. See “Sprott Physical Copper Trust — Operations of the Trust — Investment Objectives of the Trust” for further information about the Trust’s investment objectives.

The specific terms of the trust units offered, including the number of trust units offered and the offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distribution (“NI 44-102”)), will be described in supplements to this prospectus (each a “prospectus supplement”). All shelf information omitted from this prospectus under applicable laws will be contained in one or more prospectus supplements. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the trust units to which the prospectus supplement pertains. A prospectus supplement may include specific terms pertaining to the trust units that are not within the alternatives or parameters described in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

This prospectus may qualify an “at-the-market distribution” as defined in NI 44-102.

The trust units are listed and posted for trading on the NYSE Arca, Inc. (the “NYSE Arca”) under the symbol “SCOP” and on the Toronto Stock Exchange (the “TSX”) under the symbols “COP.UN” (Canadian dollar denominated) and “COP.U” (U.S. dollar denominated). On July 27, 2026, the last trading day prior to the date hereof, the closing prices of the trust units on the NYSE Arca and the TSX were U.S.$11.58, Cdn$15.91 and U.S.$11.50, respectively.

The Trust may sell the trust units to or through underwriters or dealers purchasing as principals to one or more purchasers directly, or through agents designated from time to time by the Manager on behalf of the Trust. Subject to the provisions of the Trust Agreement (as defined below) pursuant to which the Trust is governed, the trust units may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing market price of the trust units or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the trust units. The prospectus supplement relating to a particular offering of the trust units will identify each underwriter, dealer or agent engaged by the Trust in connection with the offering and sale of the trust units, and will set forth the terms of the offering of such trust units, the method of distribution of such trust units including, to the extent applicable, the proceeds to the Trust, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material term of the plan of distribution. In connection with such offering, other than an “at-the-market distribution”, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to stabilize or maintain the market price of the trust units at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Trust is not a trust company and does not carry on business as a trust company and, accordingly, the Trust is not registered under the trust company legislation of any jurisdiction. Trust units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation.

No underwriter or dealer involved in an “at-the-market distribution”, no affiliate of such underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the trust units or securities of the same class as the trust units distributed under the “at-the-market” prospectus including selling an aggregate number or principal amount of trust units that would result in the underwriter or dealer creating an over-allocation position in the trust units.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY U.S. STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE TRUST UNITS OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Trust is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States (“MJDS”), to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. The Trust prepares its financial statements, which are incorporated by reference in this prospectus, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). These financial statements may not be comparable to the financial statements of United States issuers.

Purchasing the trust units may subject you to tax consequences both in the United States and Canada. This prospectus or any prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in this prospectus and any applicable prospectus supplement.

Your ability to enforce civil liabilities under United States federal securities laws or securities laws of other relevant jurisdictions may be affected adversely because the Trust is a mutual fund trust established under the laws of the Province of Ontario. Each of the Trust, the Manager and Sprott Asset Management GP Inc. (the “GP”), which is the general partner of the Manager, is organized under the laws of the Province of Ontario, Canada and the Trust’s trustee, RBC Investor Services Trust (“RBC Investor Services” or the “Trustee”), is organized under the federal laws of Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States and all or a substantial portion of the assets of those persons are or may be located in such jurisdictions.

- ii -

See “Risk Factors” for a discussion of certain considerations relevant to an investment in the trust units offered hereby. In the opinion of Stikeman Elliott LLP, counsel to the Trust, provided that either (i) the Trust qualifies as a “mutual fund trust” within the meaning of the Income Tax Act (Canada) (the “Tax Act”) or (ii) the trust units are listed on a “designated stock exchange” (which currently includes the TSX and the NYSE Arca) for purposes of the Tax Act, the trust units, once offered under a prospectus supplement, will be qualified investments for certain funds, plans and accounts under the Tax Act, subject to the qualifications set out in such prospectus supplement.

The financial information of the Trust incorporated by reference herein is presented in U.S. dollars. Unless otherwise noted herein, all references to “$”, “U.S.$”, “United States dollars”, “U.S. dollars” or “dollars” are to the currency of the United States and all references to “Cdn$” or “Canadian dollars” are to the currency of Canada.

The registered and head office of the Trust is located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, M5J 2J1.

- iii -

FINANCIAL INFORMATION AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, financial information in this prospectus has been prepared in accordance with IFRS. The financial information of the Trust incorporated by reference herein is presented in U.S. dollars. Unless otherwise noted herein, all references to “$”, “U.S.$”, “United States dollars”, “U.S. dollars” or “dollars” are to the currency of the United States and all references to “Cdn$” or “Canadian dollars” are to the currency of Canada.

EXCHANGE RATE

The following table sets out certain exchange rates based upon the daily average rate published by the Bank of Canada. The rates are set out as United States dollars per Cdn$1.00.

	Year Ended December 31,
	2025	2024
Low	$0.6848	$0.6937
High	$0.7376	$0.7510
Average	$0.7157	$0.7302
End	$0.7296	$0.6950

On July 27, 2026, the daily average rate for United States dollars in terms of Canadian dollars, as quoted by the Bank of Canada was Cdn$1.00 = U.S.$0.7085.

DOCUMENTS INCORPORATED BY REFERENCE

Incorporated by reference in this prospectus is certain information contained in documents filed by the Trust with the securities regulatory authorities in each of the provinces and territories of Canada, which have also been filed with, or furnished to, the SEC. This means that the Trust is disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in any other subsequently-filed document which also is or is deemed to be incorporated by reference herein.

You may obtain copies of the documents incorporated by reference in this prospectus on request without charge by contacting the Manager, located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1, Telephone: (416) 943-8099 (toll free number: 1-855-943-8099), as well as through the sources described below under “Additional Information”.

The following documents are specifically incorporated by reference in this prospectus:

(i)	the annual information form of the Trust for its fiscal year ended December 31, 2025, dated March 13, 2026 (the “AIF”);

(ii)	the audited annual financial statements of the Trust as at December 31, 2025 and 2024 and for its fiscal year ended December 31, 2025 and for the period from inception on April 12, 2024 to December 31, 2024 (the “Annual Financial Statements”), and the report of the independent registered public accounting firm thereon;

(iii)	the management report of fund performance of the Trust for its fiscal year ended December 31, 2025 (the “Annual MRFP”);

(iv)	the material change report of the Trust dated February 17, 2026 announcing certain amendments to the Trust Agreement (as defined below);

(v)	the management information circular of the Trust dated March 23, 2026 (the “MIC”); and

(vi)	the material change report of the Trust dated May 1, 2026 announcing the restructuring of the Trust from a non-redeemable investment fund to a mutual fund.

Any documents of the type referred to in the preceding paragraph with respect to the Trust, material change reports (other than confidential material change reports) or any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions (“NI 44-101”) required to be incorporated by reference herein pursuant to NI 44-101, as well as all prospectus supplements (solely for the purposes of the offering of trust units covered by that prospectus supplement unless otherwise provided therein) disclosing additional or updated information filed by the Trust with the securities regulatory authorities in Canada subsequent to the date of this prospectus and prior to 25 months from the date of issuance of the receipt for this prospectus, shall be deemed to be incorporated by reference in this prospectus.

When new documents of the type referred to in the paragraphs above are filed by the Trust with the securities regulatory authorities in Canada during the currency of this prospectus, such documents will be deemed to be incorporated by reference in this prospectus and the previous documents of the type referred to in the paragraphs above and all material change reports, unaudited interim financial statements (and management reports of fund performance of the Trust relating thereto) and certain prospectus supplements filed by the Trust with the securities regulatory authorities in Canada before the commencement of the financial year in which the new documents are filed will no longer be deemed to be incorporated by reference in this prospectus.

The documents identified above as incorporated by reference into this prospectus have been filed with or furnished to the SEC as follows: (1) the AIF has been filed as Exhibit 99.2 to the Trust’s registration statement on Form 40-F filed with the SEC on April 29, 2026; (2) the Annual Financial Statements have been filed as Exhibit 99.4 to the Trust’s registration statement on Form 40-F filed with the SEC on April 29, 2026; (3) the Annual MRFP has been filed as Exhibit 99.6 to the Trust’s registration statement on Form 40-F filed with the SEC on April 29, 2026; (4) the material change report of the Trust dated February 17, 2026 has been filed as Exhibit 99.19 to the Trust’s registration statement on Form 40-F filed with the SEC on April 29, 2026; (5) the MIC has been filed as Exhibit 99.7 to the Trust’s registration statement on Form 40-F filed with the SEC on April 29, 2026; and (6) the material change report of the Trust dated May 1, 2026 has been filed as Exhibit 99.1 to the Trust’s report on Form 6-K filed with the SEC on May 1, 2026.

In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K or Form 40-F (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, the Trust may incorporate by reference into this prospectus or the registration statement of which it forms a part, other information from documents that the Trust will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and to the extent expressly provided therein.

A prospectus supplement containing the specific terms of any trust units offered will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement solely for the purposes of the offering of trust units covered by that prospectus supplement unless otherwise provided therein.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ADDITIONAL INFORMATION

The Trust intends to file with the SEC a registration statement on Form F-10 of which this prospectus will form a part. This prospectus does not contain all the information set out in the registration statement. For further information about the Trust and the trust units, please refer to the registration statement, including the exhibits to the registration statement.

The Trust is subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance therewith, the Trust files or furnishes reports and other information with or to the SEC and with the securities regulatory authorities of each of the provinces and territories of Canada. Under the MJDS, the Trust may generally prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, the Trust is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal unitholders of the Trust are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Trust is not required to publish financial statements as promptly as United States companies.

The reports and other information that the Trust files with, or furnishes to, the SEC may be accessed electronically through the SEC’s Electronic Document Gathering and Retrieval System at www.sec.gov. Copies of reports, statements and other information that the Trust files with the Canadian provincial and territorial securities regulatory authorities are electronically available from the Canadian System for Electronic Document Analysis and Retrieval at www.sedarplus.ca.

ENFORCEABILITY OF CIVIL LIABILITIES

Each of the Trust, the Manager and the GP is organized under the laws of the Province of Ontario, Canada, and the Trustee is organized under the federal laws of Canada, and all of their executive offices and substantially all of the administrative activities and a majority of their assets are located outside the United States. In addition, the directors and officers of the Trustee and the GP are residents of jurisdictions other than the United States and all or a substantial portion of the assets of those persons are or may be located in such jurisdictions.

As a result, you may have difficulty serving legal process within your jurisdiction upon any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, as applicable, or enforcing judgments obtained in courts in your jurisdiction against any of them or the assets of any of them located outside your jurisdiction, or enforcing against them in the appropriate Canadian court judgments obtained in courts of your jurisdiction, including, but not limited to, judgments predicated upon the civil liability provisions of the federal securities laws of the United States, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable, based upon United States federal securities laws.

While you, whether or not a resident of the United States, may be able to commence an action in Canada relating to the Trust and may also be able to petition Canadian courts to enforce judgments obtained in the courts of any part of the United States against any of the Trust, the Trustee, the Manager or the GP or any of their directors or officers, you may face additional requirements serving legal process within the United States upon or enforcing judgments obtained in the United States courts against any of them or the assets of any of them located outside the United States, or enforcing against any of them in the appropriate Canadian courts judgments obtained in the courts of any part of the United States, or bringing an original action in the appropriate Canadian courts to enforce liabilities against the Trust, the Trustee, the Manager, the GP or any of their directors or officers, as applicable.

In the United States, the Trust and the Trustee will each file with the SEC, concurrently with the Trust’s registration statement on Form F-10, an appointment of agent for service of process on separate Forms F-X. Under such Forms F-X, the Trust and the Trustee will appoint Puglisi & Associates, as their agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving them in a U.S. court arising out of or related to or concerning any offering of trust units under this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus, including any documents incorporated by reference, that are not purely historical are forward-looking statements. The Trust’s forward-looking statements include, but are not limited to, statements regarding its or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predicts”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	trading of the trust units issued pursuant to the offering on the NYSE Arca or the TSX;

•	the Trust’s objectives and strategies to achieve the objectives;

•	expectations regarding the supply of Copper and the ability of producers to bring additional sources of supply online; and

•	expectations for growth of the Copper industry, sources of and demand for Copper, and the performance of the Copper market.

The forward-looking statements contained in this prospectus, including any document incorporated by reference, are based on the Trust’s current expectations and beliefs concerning future developments and their potential effects on the Trust. There can be no assurance that future developments affecting the Trust will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Trust’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks, uncertainties and assumptions include those factors described under the heading “Risk Factors” in this prospectus and in any prospectus supplement, as well as, without limitation, the following:

•	success in retaining or recruiting, or changes required in, the officers or key employees of the Manager;

•	success in retaining or recruiting, or changes required in, the officers or key employees of any technical advisor appointed by the Manager; and

•	success in appointing and where appointed, retaining, a technical advisor to provide advisory services to the Manager in respect of matters relating to the Trust’s holdings, purchases and sales of Copper.

Should one or more of these risks or uncertainties materialize, or should any of the Trust’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Trust undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SPROTT PHYSICAL COPPER TRUST

The following is a summary of information pertaining to the Trust and does not contain all the information about the Trust that may be important to you. You should read the more detailed information including but not limited to the AIF, the Annual Financial Statements and the Annual MRFP that are incorporated by reference into and are considered to be a part of this prospectus.

Organization of the Trust

Sprott Physical Copper Trust was established on April 12, 2024 under the laws of the Province of Ontario, Canada, pursuant to an amended and restated trust agreement dated as of May 10, 2024, as further amended on February 17, 2026 (the “Trust Agreement”). The Trust has received relief from certain provisions of National Instrument 81-102 – Investment Funds (“NI 81-102”), and, as such, the Trust is not subject to certain of the policies and regulations of the Canadian Securities Administrators that apply to other mutual funds. See “Exemptions and Approvals”.

The Trust invests and holds substantially all of its assets in Copper and does not, nor does it anticipate, holding any similar metal or related chemical compounds.

Management of the Trust

The Manager

Sprott Asset Management LP is the Manager of the Trust. The Manager acts as the manager of the Trust pursuant to the Trust Agreement and a management agreement between the Trustee and the Manager dated as of May 10, 2024 (the “Management Agreement”). The Manager is a limited partnership formed and organized under the laws of the Province of Ontario, Canada, pursuant to the Limited Partnerships Act (Ontario) by declaration dated as of September 17, 2008. The general partner of the Manager is the GP, which is a corporation incorporated under the laws of the Province of Ontario, Canada, on September 17, 2008. The GP is a wholly-owned subsidiary of Sprott Inc., which is a corporation incorporated under the laws of the Province of Ontario, Canada, on February 13, 2008. Sprott Inc. is also the sole limited partner of the Manager. Sprott Inc. is a public company whose common shares are listed and posted for trading on the TSX and the New York Stock Exchange under the symbol “SII”. See “Responsibility for Operation of the Trust – The Manager” in the AIF for further information.

As of March 31, 2026, the Manager, together with its affiliates and related entities, had assets under management totaling approximately U.S.$65.1 billion, and provided management and investment advisory services to many entities, including private investment funds, exchange-listed products, mutual funds and discretionary managed accounts. The Manager also acts as: (A) manager of (i) the Sprott Physical Uranium Trust, a non-redeemable investment fund whose trust units are listed and posted on the TSX that invests and holds substantially all of its assets in physical uranium, (ii) the Sprott Physical Silver Trust, a closed-end mutual fund trust whose trust units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical silver bullion, (iii) the Sprott Physical Gold Trust, a closed-end mutual fund trust whose trust units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical gold bullion, (iv) the Sprott Physical Gold and Silver Trust, a closed-end mutual fund trust whose trust units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical gold and silver bullion, and (v) the Sprott Physical Platinum and Palladium Trust, a closed-end mutual fund trust whose trust units are listed and posted for trading on the TSX and the NYSE Arca that invests and holds substantially all of its assets in physical platinum and palladium bullion; and (B) sub-advisor for certain funds managed by Ninepoint LP, a Canadian public mutual fund manager.

The Manager has appointed Sprott Asset Management USA, Inc. (“SAM US”) to provide advice to the Trust with respect to copper futures and certain other Financial Instruments (as defined below). SAM US is relying on the “international adviser” exemption from the adviser registration requirements in the Commodity Futures Act (Ontario). SAM US is not registered as an adviser under Canadian securities or commodity legislation and, as such, is not required to comply with the same requirements that an adviser so registered under such legislation would be subject to, including those concerning proficiency, capital and insurance.

SAM US is an affiliate of the Manager. SAM US has its office, and all or substantially all of its assets, located outside of Canada. The Manager and the Trust may have difficulty enforcing any legal rights against SAM US.

The Manager is responsible for the day-to-day operations and administration of the Trust, including management of the Trust’s portfolio and all clerical, administrative and operational services. The Trust maintains a public website that contains information about the Trust and the trust units. The internet address of the website is https://sprott.com/investment-strategies/exchange-listed-products/physical-commodity-funds/copper/. This internet address is provided here only as a convenience to you, and the information contained on or connected to the website is not incorporated into, and does not form part of, this prospectus.

The Trustee

The Trustee, a trust company organized under the federal laws of Canada, is the trustee of the Trust. The Trustee holds title to the Trust’s assets and has, together with the Manager, exclusive authority over the assets and affairs of the Trust, provided that the Manager may also delegate certain investment management, clerical, administrative and operational services of the Trust (including without limitation to one or more technical advisors and/or investment managers), at the Manager’s sole discretion, pursuant to the Trust Agreement and the Management Agreement. The Trustee has a fiduciary responsibility to act in the best interest of the unitholders.

The Custodians

The Trust’s Copper is held at various CME or LME-approved storage or similar facilities owned by Access World, C. Steinweg Handelsveem and P Global Services, and/or each of their respective subsidiaries, affiliates or successors and, subject to compliance with applicable securities laws and exemptive relief order regarding the custody of the Trust’s Copper, such other warehouse service providers as the Manager may determine in accordance with the Trust Agreement (the “warehouse service providers”) in Belgium, Canada, Germany, Italy, Malaysia, the Netherlands, Singapore, South Korea, Spain, Sweden, the United Arab Emirates and the United States (the “Storage Jurisdictions”) will store the Copper owned by the Trust on behalf of the Trust (collectively, the “Facilities”, and each a “Facility”).

The Trustee also acts as custodian on behalf of the Trust for the Trust’s assets other than Copper.

Under the Trust Agreement, the Manager, with the consent of the Trustee, may determine to change the custodial arrangements of the Trust.

Principal Offices

The Trust’s office is located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1. The Manager’s office is located at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, Toronto, Ontario, Canada M5J 2J1 and its telephone number is (416) 943-8099 (toll free: 1-855-943-8099). The Trustee’s office is located at 155 Wellington Street West, Street Level, Toronto, Ontario, Canada M5V 3L3.

Operations of the Trust

Recent Developments

On February 17, 2026, in connection with the SEC’s approval of the Rule 19b-4 application to list the trust units on NYSE Arca, certain amendments (the “Amendments”) were made to the Trust’s amended and restated trust agreement to restructure the Trust from a non-redeemable investment fund to a mutual fund under Canadian securities laws. The Amendments (i) provide that the Trust’s semi-annual redemption feature would become a monthly redemption feature and the cap on the number of trust units that can be redeemed each redemption period (then capped at 1.5% of the outstanding trust units at the end of the applicable notice period) would be removed, and (ii) make certain consequential changes related to the foregoing and the potential listing of the trust units on the NYSE Arca. The Amendments would not take effect until the day following the date on which the Trust unitholders approved the restructuring of the Trust into a mutual fund for the purposes of applicable Canadian securities laws.

On April 30, 2026, the Trust held a special meeting of unitholders where the unitholders of the Trust approved the restructuring of the Trust from a non-redeemable investment fund to a mutual fund for the purposes of applicable Canadian securities laws. The Amendments have since taken effect following such approval.

On May 4, 2026, the trust units began trading on the NYSE Arca.

Investment Objectives of the Trust

The Trust seeks to provide a secure, convenient and exchange-traded investment alternative for investors interested in holding Copper. The Trust does not anticipate making regular cash distributions to unitholders.

Investment Strategies of the Trust

The Trust’s principal investment strategy is to invest primarily in long-term holdings of Copper and generally will not speculate with regard to short-term changes in Copper prices.

The Trust is expressly prohibited from investing in units or shares of other investment funds or collective investment schemes other than money market mutual funds and then only to the extent that its interest does not exceed 10% of the total net assets of the Trust.

The Trust may not borrow funds except under limited circumstances as set out in NI 81-102 and, in any event, not in excess of 10% of the total net assets of the Trust.

Borrowing Arrangements

The Trust has no borrowing arrangements in place and is unleveraged. The Trust has historically not used leverage and the Manager has no intention of doing so in the future (save for short-term borrowings to settle trades). Unitholders will be notified of any changes to the Trust’s use of leverage.

Calculating Net Asset Value (“NAV”)

The value of the net assets of the Trust and the net asset value for a particular class or series of a class of trust units (the “Class Net Asset Value”) are determined daily as of 4:00 p.m., Toronto time, on each business day by the Trust’s valuation agent, which is RBC Investor Services. Throughout this prospectus, unless otherwise indicated, the term “business day” refers to any day on which the NYSE Arca or the TSX is open for trading. In addition, the Manager may calculate the value of the net assets of the Trust, the Class Net Asset Value and the NAV per trust unit at such other times as the Manager deems appropriate. The value of the net assets of the Trust as of the valuation time on any such day is equal to the aggregate fair market value of the assets of the Trust as of such date, less an amount equal to the fair value of the liabilities of the Trust (excluding all liabilities represented by outstanding trust units, if any) as of such date. The valuation agent calculates the NAV by dividing the value of the net assets of the class of the Trust represented by the trust units on that day by the total number of trust units of that class then outstanding on such day. The total NAV of the Trust as of July 27, 2026 was U.S.$209,488,876.32.

Redemption of Trust Units for Copper

Subject to the terms of the Trust Agreement, trust units may be redeemed at the option of a unitholder for Copper in any month. Unitholders whose trust units are redeemed for Copper will be entitled to receive a redemption price equal to the Class Net Asset Value per trust unit of the redeemed trust units as at 4:00 p.m. Toronto time (the “Valuation Time”) on the last business day of the applicable month when the NYSE Arca is open for trading (the “Monthly Redemption Date”) in the month during which the redemption request is processed. Redemption requests must be for amounts that are at least equivalent to the value of one Minimum Physical Redemption Lot or an integral multiple thereof, plus applicable expenses. A “Minimum Physical Redemption Lot” means the equivalent of 100 metric tonnes of Copper. Any fractional amount of redemption proceeds (adjusted for applicable expenses) payable in excess of a Minimum Physical Redemption Lot or an integral multiple thereof, but below an incremental Minimum Physical Redemption Lot, will, in the Manager’s sole discretion, be paid in Copper or the equivalent value in cash at a rate equal to 100% of the Class Net Asset Value of the redeemed trust units as at the Valuation Time on the applicable Monthly Redemption Date that represents such excess amount. A unitholder redeeming trust units for Copper will be responsible for the expenses incurred in connection with effecting the redemption including, to the extent required, sales or other value-added taxes (as determined by the Manager in its sole discretion) and applicable transfer and delivery expenses, including the handling, logistical requirements and administration of the Copper Redemption Notice (as defined below), the transfer of the Copper for the trust units that are being redeemed and the applicable fees charged by, for any redemption of trust units for Copper in accordance with the Trust Agreement, the Facility or Facilities where the transfer of Copper will occur, as designated by the Manager in accordance with the Trust Agreement (the “Designated Facility”) in connection with such redemption, including but not limited to ownership transfer fees.

Notwithstanding the foregoing, unitholders that are constituted and authorized as undertakings for collective investment in transferable securities (UCITS) or are otherwise prohibited by their investment policies, guidelines or restrictions from receiving Copper may only redeem trust units for cash pursuant to the Trust Agreement.

Since inception, no trust units have been redeemed for Copper.

A unitholder that owns a sufficient number of trust units who desires to exercise redemption privileges for physical Copper must do so by instructing his, her or its broker to deliver to the registrar and transfer agent on behalf of the unitholder a written notice (the “Copper Redemption Notice”) of the unitholder’s intention to redeem units for Copper. A Copper Redemption Notice must be received by the registrar and transfer agent no later than 4:00 p.m. on the 15th day of the month in which the Copper Redemption Notice will be processed or, if such day is not a business day, then on the immediately following day that is a business day. Any Copper Redemption Notice received after such time will be processed on the next Monthly Redemption Date. Any Copper Redemption Notice must include a valid signature guarantee to be deemed valid by the Trust.

Based on instructions from the Manager, the Designated Facility will arrange for “in warehouse” transfer and delivery of the requisite amount of Copper from the Trust’s holdings of Copper at the Designated Facility to the unitholder’s account at the Designated Facility. As directed by the Manager, any cash to be received by a redeeming unitholder in connection with a redemption of trust units for Copper will be delivered or caused to be delivered by the Manager to the unitholder’s brokerage account within approximately 15 business days of the applicable Monthly Redemption Date.

On or before the fifth business day of each month, the Manager shall designate the Facility where the transfer of Copper will occur, and which shall be the Designated Facility for the purposes of, the next occurring Monthly Redemption Date. Such designation shall be made available on the website established by the Manager from time to time for the Trust, which as of the date hereof is: www.sprott.com/copper.

A unitholder redeeming trust units for Copper will receive the Copper via an “in warehouse” transfer and delivery from the Trust’s holdings of Copper at the Designated Facility to the unitholder’s account at the Designated Facility. Copper received by a unitholder as a result of a redemption of trust units will be transferred pursuant to delivery instructions provided by the unitholder and shall only be delivered to an account established by the unitholder at the Designated Facility. The Designated Facility shall be engaged by, or on behalf of, the redeeming unitholder.

Costs associated with the redemption of trust units and the transfer of Copper will be borne by the redeeming unitholder. The redeeming unitholder will also be responsible for any and all fees charged by the Designated Facility, including any transfer or setup fees. Upon request, the Manager will provide unitholders interested in redeeming trust units for Copper with an estimate of the current costs associated with the transfer of Copper pursuant to the unitholder’s transfer and delivery instructions.

The transfer of Copper in connection with a redemption of trust units will occur as soon as practicable and, in any event, approximately 15 business days after the applicable Monthly Redemption Date, subject to the timelines, policies and procedures at any Designated Facility.

Redemption of Trust Units for Cash

Unitholders whose trust units are redeemed for cash will be entitled to receive a redemption price per trust unit equal to 95% of the lesser of (i) the volume-weighted average trading price of the trust units traded on the NYSE Arca, or, if trading has been suspended on the NYSE Arca, the trading price (in U.S. dollars) of the trust units traded on the TSX, for the last five days on which the respective exchange is open for trading for the month in which the redemption request is processed; and (ii) the Class Net Asset Value of the redeemed trust units as at the Valuation Time on the applicable Monthly Redemption Date, less an administration fee payable to the Trust equal to the out-of-pocket fees, costs and expenses of the Trust associated with such redemption, including amounts payable under the Management Agreement in connection with the sale of Copper to fund the cash redemption amount, and a further administration fee payable to the Manager equal to 1.0% of the aggregate Class Net Asset Value of the redeemed trust units as at the Valuation Time on the applicable Monthly Redemption Date to offset the handling, logistical requirements and administration in connection with a redemption of trust units for cash.

Cash proceeds from the redemption of trust units will be transferred to a redeeming unitholder approximately 15 business days following the applicable Monthly Redemption Date, subject to the terms of and conditions of the sales of Copper by the Trust to fund the cash redemption amount.

Since inception, 738,810 trust units have been redeemed for cash.

To redeem trust units for cash, a unitholder must instruct the unitholder’s broker to deliver a notice to redeem trust units for cash (the “Cash Redemption Notice”) to the registrar and transfer agent. A Cash Redemption Notice must be received by the registrar and transfer agent no later than 4:00 p.m. on the 15th day of the month in which the Cash Redemption Notice will be processed or, if such day is not a business day, then on the immediately following day that is a business day. Any Cash Redemption Notice received after such time will be processed on the next Monthly Redemption Date. Any Cash Redemption Notice must include a valid signature guarantee to be deemed valid by the Trust.

The registrar and transfer agent and the Manager will determine as at the Valuation Time on the applicable Monthly Redemption Date the amount of cash that will be delivered to the redeeming unitholder. Also on such Monthly Redemption Date, the redeeming unitholder’s broker will deliver the redeemed trust units to CDS or DTC, as the case may be, for cancellation.

Investment and Operating Restrictions

In making investments on behalf of the Trust, the Manager is subject to certain investment and operating restrictions (the “Investment and Operating Restrictions”), which are set out in the Trust Agreement. The Investment and Operating Restrictions may not be changed without the prior approval of unitholders by way of an extraordinary resolution, which must be approved, in person or by proxy, by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, at a duly constituted meeting of unitholders, or at any adjournment thereof, called and held in accordance with the Trust Agreement, or a written resolution signed by unitholders holding trust units representing in aggregate not less than 66 2/3% of the value of the net assets of the Trust as determined in accordance with the Trust Agreement, unless such change or changes are necessary to ensure compliance with applicable laws, regulations or other requirements imposed from time to time by applicable securities regulatory authorities.

The Investment and Operating Restrictions are intended to be conducted in accordance with, among other things, the following investment and operating restrictions, and they provide that the Trust:

(a)	will invest in and hold, directly or indirectly, a minimum of 90% of the total net assets of the Trust in Copper (whether in physical form or through Financial Instruments that represent Copper) and invest in and hold, directly or indirectly, no more than 10% of the total net assets of the Trust, at the discretion of the Manager, in debt obligations guaranteed by the Government of the United States or a state thereof or by the Government of Canada or a province of Canada, short-term commercial paper obligations of a corporation or other person whose short-term commercial paper is rated R-1 (or its equivalent, or higher) by Dominion Bond Rating Service Limited or its successors or assigns or F-1 (or its equivalent, or higher) by Fitch Ratings or its successors or assigns or A-1 (or its equivalent, or higher) by Standard & Poor’s or its successors or assigns or P-1 (or its equivalent, or higher) by Moody’s Investor Service or its successors or assigns, interest-bearing accounts and short-term certificates of deposit issued or guaranteed by a Canadian chartered bank or trust company, money market mutual funds, short-term government debt or short-term investment grade corporate debt, cash or other short-term debt obligations approved by the Manager from time to time (for the purpose of this paragraph, the term “short-term” means having a date of maturity or call for payment not more than 182 days from the date on which the investment is made), except during the 60-day period following the closing of additional offerings or prior to the distribution of the assets of the Trust;

(b)	will not issue trust units except (i) if the net proceeds per trust unit to be received by the Trust are not less than 100% of the most recently calculated NAV of the Trust per trust unit prior to, or upon, the determination of the pricing of such issuance, or (ii) by way of trust unit distribution in connection with a distribution;

(c)	will not invest in Financial Instruments that represent Copper or that may be exchanged for Copper, other than for the purposes of Copper optimization transactions, including the use of futures, warrants, CME or LME warehouse receipts, and other financial instruments (collectively, “Financial Instruments”), to complement the Trust’s Copper procurement strategy, so long as these transactions provide value to the Trust and the risk associated with each transaction is minimized to the satisfaction of the Manager taking into account all relevant tax considerations. For the avoidance of doubt, Copper optimization transactions include futures contracts that correspond to a Copper purchase agreement;

(d)	may not lend Copper except (i) in connection with ancillary and incidental transactions entered into to facilitate custody, settlement, storage or other operational requirements, and (ii) to other market participants, of sufficient credit quality and/or with appropriate credit enhancing measures, so that the risk associated with any such transaction and to the Trust is minimized to the satisfaction of the Manager taking into account all relevant tax considerations; for greater certainty, the Trust shall not engage in Copper lending as an investment strategy;

(e)	will ensure that the storage of Copper is governed by agreements with the Facilities having generally customary terms for agreements of such nature;

(f)	subject to (e) above, will ensure that the Copper remains unencumbered;

(g)	will not guarantee the securities or obligations of any person other than the Manager, and then only in respect of the activities of the Trust;

(h)	will not use leverage other than for short-term borrowings to settle trades;

(i)	in connection with requirements of the Tax Act, will not make or hold any investment that would result in the Trust failing to qualify as a “mutual fund trust” within the meaning of the Tax Act;

(j)	in connection with requirements of the Tax Act, will not invest in any security that would be a “tax shelter investment” within the meaning of section 143.2 of the Tax Act;

(k)	in connection with requirements of the Tax Act, will not invest in the securities of any non-resident corporation, trust or other non-resident entity (or of any partnership that holds such securities) if the Trust (or the partnership) would be required to include any significant amount in income under sections 94, 94.1 or 94.2 of the Tax Act; and

(l)	in connection with requirements of the Tax Act, will not carry on any business and make or hold any investments that would result in the Trust itself being subject to the tax for specified investment flow-through (“SIFT”) trusts as provided for in section 122 of the Tax Act.

Termination of the Trust

The Trust does not have a fixed termination date but will be terminated in the event there are no trust units outstanding, the Trustee resigns or is removed and no successor trustee is appointed by the Manager by the time the resignation or removal becomes effective, the Manager resigns and no successor manager is appointed by the Manager and approved by unitholders by the time the resignation becomes effective, the Manager is, in the opinion of the Trustee, in material default of its obligations under the Trust Agreement and such default continues for 120 days from the date that the Manager receives notice of such default from the Trustee and no successor manager has been appointed by the unitholders, the Manager experiences certain insolvency events or the assets of the Manager become subject to seizure or confiscation by a public or governmental authority. In addition, the Manager may, in its discretion, terminate the Trust if, in the opinion of the Manager, after consulting with the independent review committee, the value of the net assets of the Trust has been reduced such that it is no longer economically feasible to continue the Trust and it would be in the best interests of the unitholders to terminate the Trust, by giving the Trustee and each holder of trust units at the time at least 90 days’ written notice prior to the effective date of the termination of the Trust. To the extent such termination in the discretion of the Manager may involve a matter that would be a “conflict of interest” matter as set forth under applicable Canadian securities legislation, the matter will be referred by the Manager to the Trust’s independent review committee for its recommendation. In connection with the termination of the Trust, the Trust will, to the extent possible, convert its investments into cash and, after paying or making adequate provision for all of the Trust’s obligations and liabilities, distribute the net assets of the Trust among the unitholders.

FEES AND EXPENSES

This table lists the fees and expenses that the Trust pays for the continued operation of its business and that unitholders may have to pay if they invest in the Trust. Payment of these fees and expenses will reduce the value of the unitholders’ investment in the Trust.

Fees and Expenses Payable by the Trust

Type of Fee	Amount and Description
Management Fees and Additional Fees:	Pursuant to the Management Agreement, the ongoing operation of the Trust is managed by the Manager and the Trust will pay the Manager a monthly management fee equal to 1/12 of 0.50% of the NAV of the Trust plus any applicable federal and provincial taxes (the “Management Fee”). The Management Fee shall be calculated and accrued daily and payable monthly in arrears on the last day of each month. In addition, the Manager will be entitled to: (i) a procurement fee, which is equal to 1.0% of the total purchase price of the Copper purchased or sold, less third party brokerage fees, commissions and services charges and other similar fees plus any applicable federal and provincial sales taxes (the “Procurement Fee”); and (ii) an enhancement fee, equal to 50% of the profit on all other transactions involving Copper which are not outright purchases or sales of Copper, including any loan, swap or relocation of Copper or other commercial transaction by or on behalf of the Trust (the “Enhancement Fee”). In addition to the Management Fee, Procurement Fees and Enhancement Fees, the Trust shall reimburse the Manager for all reasonable out-of-pocket expenses (plus applicable federal and provincial taxes) incurred by the Manager in accordance with the Management Agreement.
Technical Advisory Fees:	Fees payable to any technical advisor will be paid by, and be the sole responsibility of, the Manager. In addition, the Manager will reimburse any technical advisor for out-of-pocket expenditures (including, legal costs, costs for marketing materials and market data and travel expenses) that are directly related to services provided by any technical advisor and which the Manager can recover from the Trust, including any such expenditures incurred prior to signing an agreement with any technical advisor.
Operating Expenses:

The Trust is responsible for paying the filing and listing fees of the applicable securities authorities and stock exchanges and the fees and expenses payable to the registrar and transfer agent.

Except as otherwise described in this prospectus, the Trust is responsible for all costs and expenses incurred in connection with the ongoing operation and administration of the Trust and each of its subsidiaries including, but not limited to: the fees and expenses payable to and incurred by the Trustee, the fees and expenses of the Manager, the expenses of any other investment manager, the Facilities, the custodian, any sub-custodians, the registrar and transfer agent and the valuation agent of the Trust; the Facilities (including the costs of all insurance policies obtained and administrative expenses incurred in connection with storing the Copper at such Facilities); transaction and handling costs for Copper; storage fees for Copper; counterparty fees; custodian settlement fees; legal, audit, accounting, bookkeeping and record keeping fees and expenses; costs and expenses of reporting to unitholders and conducting unitholder meetings; printing and mailing costs; filing and listing fees payable to applicable securities regulatory authorities and stock exchanges; other administrative expenses and costs incurred in connection with the Trust’s continuous disclosure public filing requirements and investor relations; any applicable Canadian or foreign taxes payable by the Trust or to which the Trust may be subject; interest expenses and borrowing costs, if any; brokerage expenses and commissions; costs and expenses relating to the issuance of trust units; costs and expenses of preparing financial and other reports; any expenses associated with the implementation and on-going operation of the independent review committee of the Trust; costs and expenses arising as a result of complying with all applicable laws; and any expenditures incurred upon the termination of the Trust.

Other Fees and Expenses:	The Trust is responsible for the fees and expenses of any action, suit or other proceedings in which, or in relation to which, the Trustee, the Manager, any technical advisor, any investment manager, the custodian, any sub-custodians, the registrar and transfer agent or the valuation agent and/or any of their respective officers, directors, employees, consultants or agents is entitled to indemnity by the Trust.

Fees and Expenses Payable Directly by Unitholders

Type of Fee	Amount and Description
Redemption and Delivery Costs:

If you choose to receive Copper upon a redemption of trust units, you will be responsible for the expenses incurred in connection with effecting the redemption (including, to the extent required (as determined by the Manager in its sole discretion), sales or other value-added taxes) and applicable transfer and delivery expenses, including the handling, logistical requirements and administration of the redemption notice, the transfer of the Copper for the trust units that are being redeemed and the applicable fees charged by the Facility in connection with such redemption.

If you choose to receive cash upon a redemption of trust units, you will be responsible for an administration fee payable to the Trust equal to the out-of-pocket fees, costs and expenses of the Trust associated with such redemption, including amounts payable under the Management Agreement in connection with the sale of Copper to fund the cash redemption amount, and a further administration fee payable to the Manager equal to 1.0% of the aggregate Class Net Asset Value of the redeemed trust units.

Other Fees and Expenses:	No other charges will apply. If applicable, the unitholders may be subject to brokerage commissions or other fees associated with trading the trust units.

RISK FACTORS

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included and incorporated by reference herein, including but not limited to the AIF, the Annual Financial Statements and the Annual MRFP. See “Documents Incorporated by Reference”.

The Canada Revenue Agency (“CRA”) tax treatment of realized gains and losses.

The CRA has expressed the opinion that gains (or losses) resulting from certain transactions in commodities should generally be treated for purposes of the Tax Act as being derived from an adventure in the nature in trade, so that, subject to the particular facts, such transactions give rise to ordinary income rather than capital gains. As the Manager intends for the Trust to be a long-term holder of Copper and does not anticipate that the Trust will dispose of its Copper (otherwise than on a redemption of trust units or where necessary to fund expenses of the Trust), the Manager anticipates that the Trust generally will treat gains (or losses) as a result of dispositions of Copper as capital gains (or capital losses). If any transactions of the Trust are reported by it on capital account but are subsequently determined by the CRA to be on income account, there may be an increase in the net income of the Trust for tax purposes and the taxable component of any amounts distributed to unitholders, with the result that Canadian-resident unitholders could be reassessed by the CRA to increase their taxable income by the amount of such increase, and non-resident unitholders potentially could be assessed directly by the CRA for Canadian withholding tax on the amount of net gains on such transactions that were treated by the CRA as having been distributed to them. The CRA can assess the Trust for a failure of the Trust to withhold tax on distributions made by it to non-resident unitholders that are subject to withholding tax, and typically would do so rather than assessing the non-resident unitholders directly. Accordingly, any such re-determination by the CRA may result in the Trust being liable for unremitted withholding taxes on prior distributions made to unitholders who were not resident in Canada for the purposes of the Tax Act at the time of the distribution.

If the Trust were to carry on a business in Canada in a taxation year or acquire securities that are “non-portfolio properties”, it could become subject to tax at full corporate tax rates on some or all of its income for that year.

The Manager anticipates that the Trust will make sufficient distributions in each year of any income (including taxable capital gains) realized by the Trust for Canadian tax purposes in the year so as to ensure that it will not be subject to Canadian income tax on such income. However, if the Trust were a “SIFT trust” (as defined in the Tax Act), it would effectively be taxed similarly to a corporation on income and capital gains in respect of its “non-portfolio property” (as defined in the Tax Act) at a combined federal/provincial tax rate comparable to rates that apply to income earned and distributed by Canadian corporations, and distributions of such income received by unitholders would be treated as dividends from a taxable Canadian corporation. If the Trust, contrary to its investment restrictions, were to carry on a business in Canada in a taxation year and use its property in the course of any such business, or acquire securities that are “non-portfolio property”, it could become a SIFT trust. While the Trust’s investment restrictions are intended to ensure that the Trust will not be a SIFT trust, the CRA may take a different (and adverse) view of this issue and characterize the Trust as a SIFT trust.

If the Trust experiences a “loss restriction event” it could result in unintended tax consequences for unitholders.

The Tax Act contains loss restriction rules that could result in unintended tax consequences for unitholders, including an unscheduled distribution of income or capital gains that must be included in a unitholder’s income for Canadian income tax purposes. If the Trust experiences a “loss restriction event”, it will: (i) be deemed to have a year-end for Canadian tax purposes whether or not the Trust has losses (which would trigger a distribution of the Trust’s net income and net realized capital gains to unitholders to ensure that the Trust itself is not subject to tax on such amounts); and (ii) the Trust will become subject to the Canadian loss restriction rules that generally apply to corporations, including a deemed realization of any unrealized capital losses and disallowance of its ability to carry forward capital losses. Generally, the Trust will be subject to a loss restriction event if a person becomes a “majority-interest beneficiary”, or a group of persons becomes a “majority-interest group of beneficiaries”, of the Trust, as those terms are defined in the affiliated persons rules contained in the Tax Act, with certain modifications. Generally, a majority-interest beneficiary of a Trust is a beneficiary in the income or capital, as the case may be, of the Trust who, together with the beneficial interests of persons and partnerships with whom the beneficiary is affiliated, has a fair market value that is greater than 50% of the fair market value of all the interests in the income or capital, as the case may be, of the Trust. A loss restriction event could occur because a particular unitholder or an affiliate acquires trust units. Unitholders should consult their own tax advisors regarding the tax consequences of a distribution to unitholders.

Global events outside of the Trust’s control may adversely affect the Trust’s business, financial condition and results of operations.

The Trust cautions that global events outside the Trust’s control may have a significant negative effect on the Trust and may negatively impact the Trust’s business, financial condition and results of operations, including the ability of the Trust to provide services. The success of the Trust’s activities may be affected by general market conditions, the outbreak of pandemics or contagious diseases, armed conflict, flooding and other natural disasters, interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws, global disruptions to information technology systems and national and international political circumstances, including, but not limited to, evolving global trade policies and the imposition of tariffs. Examples of recent global events include the COVID-19 pandemic, Russia’s invasion of Ukraine, the Israel-Hamas war, the conflict between the United States and Iran and the CrowdStrike outage. In addition, unexpected volatility or illiquidity could have a significant negative effect on the Trust. These as well as other global or macroeconomic events may also result in market uncertainty, which could have a material adverse impact on taxation, liquidity of trust units and other unitholder rights generally.

The Trust’s reliance on third-party service providers and key information technology systems could have an adverse effect on its business.

The Trust depends on key information technology systems to accurately and efficiently transact its business, provide information to management and prepare financial reports. It relies on third-party providers for various networking, application hosting and related business process services that support its key information systems, as well as those that collect, maintain and process data about customers, employees, business partners and others, including information about individuals, as well as proprietary information belonging to its business such as trade secrets. The Trust’s business activities may be materially disrupted in the event of a partial or complete failure of any of these systems, or those of its third-party providers, which could result from, among other things, natural disasters, war, terrorism or other hostile acts, software malfunctions, equipment or telecommunications failures, processing errors, computer viruses, ransomware, phishing, hackers, other security issues or supplier defaults, increased bandwidth requirements or other events beyond its control. For example, the recent global CrowdStrike outage resulted in prolonged interruptions to the availability and functionality of Microsoft applications, which the Trust and its third-party providers rely upon to perform a number of operations. In addition, cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools - including artificial intelligence - that circumvent security controls, evade detection and remove forensic evidence. As a result, the Trust may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to its business.

Any damage, significant disruption or breach of the Trust’s third-party providers’ information technology systems, preventing them to perform as expected, could potentially lead to improper use of its information technology systems, unauthorized access, use, disclosure, loss, modification or destruction of confidential information, information about its customers, employees and other individuals and operational disruptions. In addition, a cyber-related attack or other system disruption could result in other negative consequences, including damage to the Trust’s reputation or competitiveness, costly and time-consuming remediation or increased protection actions, compliance and regulatory costs, fines, and penalties, litigation (including class actions) or regulatory action. The Trust’s security measures, backup and disaster recovery capabilities, business continuity plans and crisis management procedures may not be adequate or implemented properly to avoid such disruptions or failures. The Trust cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by its existing insurance policies or that applicable insurance will be available to it in the future on economically reasonable terms or at all.

The trading price of the trust units could potentially be more volatile relative to NAV.

The trading price of the trust units may become more volatile relative to NAV and could be impacted by various factors which may be unrelated or disproportionate to the price of Copper, including market trends and the sentiment of investors towards Copper.

If trading volumes were to decline significantly, that could negatively impact the trading price of the Trust and could result in wider differences between the Trust’s trading price and the NAV per trust unit. If you purchase trust units at a premium to NAV, you may incur losses if the factors that have contributed to the increase in premium to NAV were to disappear.

A delay in the purchase by the Trust of Copper with the net proceeds of an offering may result in the Trust purchasing less Copper than it could have purchased earlier.

The Trust intends to purchase Copper with the net proceeds of an offering as described in this prospectus as soon as practicable. The Trust may not be able to immediately purchase all of the required Copper. Although the Trust will endeavor to complete the necessary purchases as quickly as practicable, there may be a delay in the completion of the Trust’s purchases of Copper. If Copper prices increase between the time of completion of an offering and the time the Trust completes its purchases of Copper, whether or not caused by the Trust’s acquisition of Copper, the amount of Copper the Trust will be able to purchase will be less than it would have been able to purchase had it been able to complete its purchases of the required Copper immediately. In either of these circumstances, the quantity of Copper purchased per trust unit will be reduced, which will have a negative effect on the value of the trust units.

Canadian registered plans that redeem their trust units for Copper may be subject to adverse consequences.

Copper received by a deferred profit sharing plan, tax-free savings account, first home savings account, registered disability savings plan, registered education savings plan, registered retirement savings plan and registered retirement income fund that is a resident of Canada on a redemption of trust units for Copper will not be a qualified investment for such plan. Accordingly, such plans (and in the case of certain plans, the annuitants or beneficiaries thereunder or holders thereof) may be subject to adverse Canadian tax consequences.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds that the Trust will receive from the issue of its trust units will be used to acquire Copper in accordance with the Trust’s objective and subject to the Trust’s investment and operating restrictions described herein. See “Sprott Physical Copper Trust — Operations of the Trust — Investment Objectives of the Trust” and “Investment and Operating Restrictions”.

CAPITALIZATION

There have been no material changes in the Trust’s capitalization since the date of the Annual Financial Statements, being the most recently filed financial statements of the Trust, other than: (i) as a result of changes in the price of Copper; and (ii) as described under the heading “Prior Sales”. On July 27, 2026, the total NAV of the Trust and the NAV per trust unit were U.S.$209,488,876.32 and U.S.$12.6705, respectively, and there were a total of 16,533,623 trust units issued and outstanding.

DESCRIPTION OF THE TRUST UNITS

The Trust is authorized to issue an unlimited number of trust units in one or more classes and series of a class. Currently, the Trust has issued only one class or series of trust units, which is the class of trust units that will be qualified by this prospectus. Subject to amendment in accordance with the Trust Agreement, the Manager shall have sole discretion in determining whether the capital of the Trust is divided into one or more classes of trust units and into one or more series of each such class of trust units, the attributes that shall attach to each class or series of trust units and whether any class or series of trust units should be redesignated as a different class or series from time to time. Each trust unit of a class or series of a class represents an undivided beneficial interest in the net assets of the Trust attributable to that class or series of a class of trust units. Trust units are transferable and redeemable at the option of the unitholder in accordance with the provisions set forth in the Trust Agreement. All trust units of the same class or series of a class have equal rights and privileges with respect to all matters, including voting, receipt of distributions from the Trust, liquidation and other events in connection with the Trust. Trust units and fractions thereof are issued only as fully paid and non-assessable. Trust units have no preference, conversion, exchange or pre-emptive rights. Each whole trust unit of a particular class or series of a class entitles the holder thereof to a vote at meetings of unitholders where all classes vote together, or to a vote at meetings of unitholders where that particular class or series of a class of unitholders votes separately as a class.

The Trust may not issue trust units except (i) if the net proceeds per trust unit to be received by the Trust are not less than 100% of the most recently calculated NAV per trust unit immediately prior to, or upon, the determination of the pricing of such issuance; or (ii) by way of trust unit distribution in connection with an income distribution.

PRIOR SALES

The following table summarizes the trust units that have been issued from treasury during the 12-month period before the date of this prospectus, all of which have been issued pursuant to the sales agreement.

Date	Price Per Trust Unit (U.S.$)	Number of Trust Units Issued
October 2, 2025	9.5500	700
October 2, 2025	9.5275	5,100
October 3, 2025	9.7300	27,300
October 3, 2025	9.7285	2,800
October 6, 2025	9.8063	13,100
October 6, 2025	9.8496	5,100
October 7, 2025	9.8700	2,800
October 8, 2025	9.8924	21,300
October 8, 2025	9.9004	6,800
October 9, 2025	9.9900	5,300
October 9, 2025	9.9647	25,900
October 15, 2025	9.8700	2,800
October 15, 2025	9.8563	1,800
October 17, 2025	9.7608	25,500

Date	Price Per Trust Unit (U.S.$)	Number of Trust Units Issued
October 17, 2025	9.7862	1,000
October 20, 2025	9.7707	1,700
December 17, 2025	10.8934	8,500
December 17, 2025	10.8509	21,967
December 18, 2025	10.9012	37,200
December 18, 2025	10.8793	26,400
December 19, 2025	10.9115	45,100
December 19, 2025	10.8888	34,800
December 22, 2025	11.0428	43,300
December 22, 2025	11.0471	6,400
December 23, 2025	11.0963	21,200
December 24, 2025	11.2400	2,900
December 24, 2025	11.2386	6,600
December 29, 2025	11.5016	56,100
December 29, 2025	11.5039	50,852
December 30, 2025	11.4795	16,400
December 30, 2025	11.4667	95,300
January 2, 2026	11.6916	38,500
January 2, 2026	11.6547	60,037
January 5, 2026	11.8077	34,500
January 5, 2026	11.7821	60,600
January 6, 2026	11.9573	41,000
January 6, 2026	11.9412	137,943
January 7, 2026	12.2921	14,800
January 7, 2026	12.2624	36,825
January 8, 2026	12.2511	95,700
January 8, 2026	12.3415	17,700
January 9, 2026	12.0292	50,200
January 9, 2026	12.1290	145,100
January 12, 2026	12.2059	58,802
January 12, 2026	12.1658	104,100
January 13, 2026	12.3289	10,200
January 13, 2026	12.3020	20,802
January 14, 2026	12.3105	14,800
January 14, 2026	12.2966	27,900
January 15, 2026	12.3847	62,400
January 15, 2026	12.3671	89,645
January 16, 2026	12.7171	169,500
January 16, 2026	12.7192	330,704
January 19, 2026	12.6412	131,900
January 19, 2026	12.6832	105,000
January 20, 2026	12.1651	127,000
January 20, 2026	12.2389	212,896
January 21, 2026	12.1700	136,300
January 21, 2026	12.1406	189,150
January 22, 2026	12.0871	243,800
January 22, 2026	12.1082	54,200
January 23, 2026	11.8392	328,900
January 23, 2026	11.8990	22,200
January 26, 2026	12.1767	419,600
January 26, 2026	12.1666	588,077
January 29, 2026	12.1118	141,000
January 29, 2026	12.1119	61,000
February 2, 2026	12.3600	1,000
February 2, 2026	12.3627	11,200

Date	Price Per Trust Unit (U.S.$)	Number of Trust Units Issued
February 3, 2026	12.2681	21,303
February 3, 2026	12.1119	45,106
February 6, 2026	11.8426	9,300
February 9, 2026	11.8853	86,700
February 9, 2026	11.9794	1,000
February 11, 2026	12.0300	7,200
February 26, 2026	12.1625	5,300
February 26, 2026	12.1461	9,500
February 27, 2026	12.2023	12,674
February 27, 2026	12.2301	7,300
March 3, 2026	12.2206	58,000
March 3, 2026	12.2162	6,500
March 4, 2026	12.0758	18,900
March 4, 2026	12.0221	16,000
May 5, 2026	11.87000	137
May 6, 2026	11.96650	94
May 7, 2026	12.30000	651
May 8, 2026	12.27110	6,503
May 8, 2026	12.23100	31,900
May 11, 2026	12.38180	277,568
May 11, 2026	12.35010	134,440
May 12, 2026	12.55000	43,536
May 12, 2026	12.54810	60,933
May 13, 2026	12.72000	4,000
May 13, 2026	12.70650	7,500
May 14, 2026	12.92350	1,201
May 19, 2026	12.31075	25,600
May 19, 2026	12.39030	8,780
May 20, 2026	12.34830	6,604
May 20, 2026	12.31441	810
May 22, 2026	12.32000	476
June 18, 2026	12.62000	76,200
June 22, 2026	12.45030	60,817

MARKET PRICE OF TRUST UNITS

The trust units are traded on the NYSE Arca under the symbol “SCOP” and on the TSX under the symbols “COP.UN” (Canadian dollar denominated) and “COP.U” (U.S. dollar denominated). The following table sets forth the reported monthly high and low prices and average trading volume for the trust units on the TSX (as reported by the TSX) for each month during the 12-month period before the date of this prospectus, and on the NYSE Arca (as reported by the NYSE Arca) from the date the trust units began trading on May 4, 2026 to the date of this prospectus.

	TSX						NYSE ARCA
	“COP.UN”				“COP.U”		“SCOP”
Calendar Period	High (Cdn$)	Low (Cdn$)	Average Volume	High (U.S.$)	Low (U.S.$)	Average Volume	High (U.S.$)		Low (U.S.$)		Average Volume
July 2025	10.77	9.65	17,360	7.85	6.89	33,175	-		-		-
August 2025	10.22	9.59	6,365	7.35	7.00	3,564	-		-		-
September 2025	13.14	9.81	14,859	9.55	7.14	6,639	-		-		-
October 2025	13.98	12.60	16,477	10.00	9.00	15,863	-		-		-
November 2025	14.00	13.00	12,212	9.92	9.25	2,145	-		-		-
December 2025	16.21	13.71	25,017	12.37	9.81	15,893	-		-		-
January 2026	18.94	14.03	215,722	13.70	10.40	115,728	-		-		-
February 2026	17.00	15.00	63,009	12.36	11.11	31,308	-		-		-
March 2026	16.98	12.48	54,168	12.45	9.10	30,659	-		-		-
April 2026	16.25	13.20	22,745	11.99	9.72	10,288	-		-		-
May 2026	17.50	15.50	34,347	12.73	11.42	7,879	13.07	[1]	11.45	[1]	34,429	[1]
June 2026	17.68	15.63	18,682	12.68	11.00	22,369	12.58		11.26		15,581
July 1 - 27, 2026	16.50	14.49	16,770	11.75	10.39	7,234	11.78		10.32		19,362

Note:

(1)	Reflects period from May 4, 2026 to May 31, 2026.

PLAN OF DISTRIBUTION

The Trust may sell the trust units to or through underwriters or dealers purchasing as principals to one or more purchasers directly, or through agents designated from time to time by the Manager on behalf of the Trust. Subject to the provisions of the Trust Agreement pursuant to which the Trust is governed, the trust units may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing market price of the trust units at the time of sale or at prices to be negotiated with purchasers, which prices may vary between purchasers and during the period of distribution of the trust units. The prospectus supplement for any of the trust units being offered thereby will set forth the terms of the offering of such trust units, including the name or names of underwriters, dealers or agents, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price (or the manner of determination thereof if offered on a non-fixed price basis, including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102) and any discounts or concessions allowed or paid to dealers or agents. Only underwriters so named in the relevant prospectus supplement will be deemed to be underwriters in connection with the trust units offered thereby.

In accordance with paragraph 9.3(2) of NI 81-102, the issue price of the trust units will not (a) as far as reasonably practicable, be a price that causes dilution of the NAV of the Trust’s other outstanding securities at the time of issue and (b) be a price that is less than the most recently calculated NAV per trust unit. Accordingly, the trust units sold pursuant to the offering will not be sold at an issue price that is less than 100% of the most recently calculated NAV per trust unit immediately prior to, or upon, the determination of the pricing of such issuance.

If underwriters are used in connection with an offering, other than an “at-the-market distribution”, the trust units will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such trust units will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the trust units offered by the prospectus supplement if any of such trust units are purchased. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

In connection with an offering, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the trust units at a level above that which might otherwise prevail in the open market. An over-allotment, if any, involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may cause the price of the trust units sold in an offering to be higher than they would otherwise be. The size of the over-allotment, if any, is not known at this time. Such transactions, if commenced, may be discontinued at any time.

No underwriter or dealer involved in an “at-the-market distribution”, no affiliate of such underwriter or dealer, and no person or company acting jointly or in concert with such underwriter or dealer, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the trust units or securities of the same class as the trust units distributed under the “at-the-market” prospectus, including selling an aggregate number or principal amount of trust units that would result in the underwriter or dealer creating an over-allocation position in the trust units.

The trust units may also be sold directly by the Trust at such prices and upon such terms as are agreed to by the Manager, on behalf of the Trust, and the purchaser or through agents designated by the Manager on behalf of the Trust from time to time. Any agent involved in the offering and sale of the trust units in respect of which this prospectus is delivered will be named, and any commissions payable by the Trust to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent would be acting on a best-efforts basis for the period of its appointment.

Underwriters, dealers and agents who participate in the distribution of the trust units may be entitled, under agreements to be entered into with the Trust, to indemnification by the Trust against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

MATERIAL TAX CONSIDERATIONS

The accompanying prospectus supplement will describe certain Canadian federal income tax consequences applicable to the acquisition, holding and disposition of trust units by a unitholder who is a resident of Canada or a non-resident of Canada. The applicable prospectus supplement will also describe certain U.S. federal income tax consequences of the ownership and disposition of trust units offered thereunder by a U.S. person (within the meaning of the U.S. Internal Revenue Code). Prospective unitholders should consult their own tax advisors prior to deciding to purchase any trust units.

CERTAIN ERISA AND BENEFIT PLAN CONSIDERATIONS

The following disclosure is a summary of certain aspects of laws and regulations applicable to retirement plan investments as such laws and regulations are in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not address every issue that may be applicable to the trust units or a particular investor.

The U.S. Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification, prohibitions on conflicts of interest and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. Each purchaser of trust units that is an ERISA Plan should understand that none of the Trust, the Trustee, the Manager, the GP or their respective affiliates (the “Transaction Parties”) has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with an ERISA Plan’s investment pursuant hereto.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan as well as those plans and accounts that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, and entities that are deemed to hold the assets of such plans and accounts (together with ERISA Plans, the “Plans”) and certain persons (“parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption, of which there are many, is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, and the transaction may need to be reversed. There can be no assurance that all of the conditions of any exemption will be satisfied in connection with a Plan’s acquisition and holding of trust units, or that the scope of relief provided by any exemption will cover all acts that might be prohibited transactions.

Any Plan fiduciary that proposes to cause a Plan to purchase the trust units (including any interest in a trust unit) should consult with his, her or its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code.

Non-U.S. plans, governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to other federal, state, local or non-U.S. laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the trust units to determine the need for, if necessary, and the availability of, any exemptive relief under any Similar Law.

Under ERISA and the U.S. Department of Labor’s “Plan Asset Regulations” at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, when a Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established that either less than 25 percent of the total value of each class of equity interests in the entity is held by “benefit plan investors” (as defined in Section 3(42) of ERISA), which we refer to as the “25 percent test”, or the entity is an “operating company”, as defined in the Plan Asset Regulations. In order to be considered a “publicly-offered security”, the trust units must be (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the Trust and of one another, and (iii) either (1) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (2) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and the class of securities of which the securities are a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the Trust’s fiscal year during which the offering of such securities to the public occurred. It is anticipated that the Trust will not qualify as an “operating company”, and the Trust does not intend to monitor investment by benefit plan investors in the Trust for purposes of satisfying the 25 percent test. The Trust anticipates, however, that the trust units will qualify for the exemption under the Plan Asset Regulations for “publicly-offered securities”, although there can be no assurance in that regard.

By acquiring the trust units, each purchaser and subsequent transferee thereof will be deemed to (and may be required to) represent and warrant that either (i) no portion of the assets used by such purchaser or transferee to acquire the trust units constitutes assets of any ERISA Plan or other plan subject to Similar Law, or (ii) the acquisition, holding and disposition of the trust units by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions and other violations of ERISA, the Code or applicable Similar Law, it is particularly important that a fiduciary consult with its counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to the acquisition and holding of the trust units (including any interest in a trust unit) and whether an exemption would be necessary and if so, applicable, with respect to the investment.

Purchasers of trust units (including an interest therein) have the exclusive responsibility for ensuring that their purchase and holding complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, Section 4975 of the Code or applicable Similar Laws. This prospectus supplement and or the sale of trust units (including an interest therein) to a Plan or a plan subject to Similar Law are in no respect a representation or recommendation by the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is advisable or appropriate for plans generally or for any particular Plan or plan subject to Similar Law. Neither this discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of any trust units (including any interest therein) should consult and rely on their own legal advisors as to whether such an investment is suitable for the Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Annual Financial Statements, incorporated in this prospectus by reference, have been audited by KPMG LLP, Chartered Professional Accountants, Licensed Public Accountants, as stated in their report, which is incorporated herein by reference. KPMG LLP has confirmed that they are independent with respect to the Trust within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent public accountants with respect to the Trust under all relevant U.S. professional and regulatory standards for the period under audit in respect of the Trust’s financial year ended December 31, 2025.

LEGAL MATTERS

Certain legal matters relating to the trust units offered by this prospectus will be passed upon for us by Stikeman Elliott LLP, Toronto, Ontario, Canada, with respect to matters of Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario, Canada, with respect to matters of United States law. As of the date hereof, the “designated professionals” (as such term is defined in Form 51-102F2 – Annual Information Form) of Stikeman Elliott LLP beneficially own, directly or indirectly, less than 1% of any class of trust units issued by the Trust.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents listed under “Documents Incorporated by Reference”; consents of accountants and counsel; and powers of attorney.

EXEMPTIONS AND APPROVALS

The Trust has obtained exemptive relief from the Canadian securities regulatory authorities for relief from NI 81-102 and the Securities Act (Ontario), as applicable, to permit the Trust to appoint the Facilities as custodians of the Trust’s Copper.

Pursuant to a decision of the Autorité des marchés financiers dated July 23, 2026, the Trust was granted a permanent exemption from the requirement to translate into French this prospectus as well as the documents incorporated by reference therein and any prospectus supplement to be filed in relation to an “at-the-market distribution”. This exemption is granted on the condition that this prospectus and any prospectus supplement (other than in relation to an “at-the-market distribution”) be translated into French if the Trust offers securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market distribution”.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification.

The Business Corporations Act (Ontario) (the “OBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an "individual"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity; provided however, (a) a corporation shall not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request; and (b) in addition to the conditions set out above, the OBCA provides that, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the corporation shall not indemnify an individual described above unless the director or officer had reasonable grounds for believing that his or her conduct was lawful. Where an individual has met the conditions set out under (a) and (b) above and was not judged by the court or other competent authority in such a proceeding to have committed any fault or omitted to do anything that the individual ought to have done, such individual is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred in connection with the defence of that proceeding.

Both the trust agreement and the management agreement provide that the Registrant will indemnify and hold harmless the Manager and its partners, officers, agents and employees from and against any and all expenses, losses, damages, liabilities, demands, charges, costs and claims of any kind or nature whatsoever (including legal fees, judgments and amounts paid in settlement, provided that the Registrant has approved such settlement in accordance with the trust agreement) in respect of the acts, omissions, transactions, duties, obligations or responsibilities of the Manager as manager to the Registrant, except where such expenses, losses, damages, liabilities, demands, charges, costs or claims are caused by acts or omissions of the Manager done or suffered in breach of its standard of care or through the Manager's own negligence, willful misconduct, willful neglect, default, bad faith or dishonesty or a material failure in complying with applicable Canadian laws or the provisions set forth in the management agreement or the trust agreement.

The Registrant does not carry any insurance to cover such potential obligations and, to the Manager's knowledge, none of the foregoing parties are insured for losses for which the Registrant has agreed to indemnify them.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process.

(a)       Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)       Concurrently with the filing of this Registration Statement on Form F-10, the Trustee is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(c)       Any change to the name or address of the Registrant's and the Trustee's agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description

4.1	The annual information form of the Registrant for its fiscal year ended December 31, 2025, dated March 13, 2026 (incorporated by reference to Exhibit 99.2 to the Registrant's registration statement on Form 40-F, filed with the SEC on April 29, 2026 (File No. 001-43161)).
4.2	The audited annual financial statements of the Registrant as of December 31, 2025 and 2024 and for its fiscal year ended December 31, 2025 and for the period from April 12, 2024 (inception) to December 31, 2024 and the report of the auditors thereon (incorporated by reference to Exhibit 99.4 to the Registrant's registration statement on Form 40-F, filed with the SEC on April 29, 2026 (File No. 001-43161)).
4.3	The annual management report of fund performance of the Registrant for its fiscal year ended December 31, 2025 (incorporated by reference to Exhibit 99.6 to the Registrant's registration statement on Form 40-F, filed with the SEC on April 29, 2026 (File No. 001-43161)).
4.4	The notice of meeting of unitholders and management information circular, dated March 23, 2026, for the meeting held on April 30, 2026 (incorporated by reference to Exhibit 99.7 to the Registrant's registration statement on Form 40-F, filed with the SEC on April 29, 2026 (File No. 001-43161)).
4.5	The material change report dated February 17, 2026.
4.6	The material change report dated May 1, 2026.
5.1	Consent of KPMG LLP.
6.1	Powers of Attorney (included in Part III of this Registration Statement).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 28, 2026.

SPROTT PHYSICAL COPPER TRUST

By:	Sprott Asset Management LP, by its general partner Sprott Asset Management GP Inc., as manager of Sprott Physical Copper Trust

By:	/s/ John Ciampaglia
Name:	John Ciampaglia
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Ciampaglia and Kevin Hibbert, and each of them, either of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement and any registration statements filed pursuant to Rule 429 under the Securities Act of 1933 relating to this Registration Statement and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent, each acting alone, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on July 28, 2026.

Signature	Title

Sprott Asset Management LP, by its general partner
Sprott Asset Management GP Inc., as manager of the Trust

/s/ John Ciampaglia
John Ciampaglia	Chief Executive Officer and Director*
(Principal Executive Officer)

/s/ Varinder Bhathal
Varinder Bhathal	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Kevin Hibbert
Kevin Hibbert	Director*

*Director of Sprott Asset Management GP Inc., general partner of the Manager of the Trust.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware on July 28, 2026.

PUGLISI & ASSOCIATES
(Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director